DELOITTE & TOUCHE LLP (LOGO)


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INDEPENDENT ACCOUNTANTS' REPORT ON MANAGEMENT'S ASSERTION ABOUT COMPLIANCE WITH
THE UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS

Board of Directors of
National Mortgage Corporation
Englewood, Colorado

We have examined management's assertion about National Mortgage Corporation (the "Company's") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKESRS (USAP) as of and for the year ended December 31, 1997 included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1997 is fairly stated, in all material respects.


/s/ Deloitte & Touche LLP
March 6, 1998


Deloitte & Touche
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